Exhibit 10.93

AGREEMENT

AGREEMENT made and entered into as of the 26th day of September, 2006 between UNITED MARKETING GROUP, LLC, an Illinois limited liability company (“UMG”), with offices located at 929 North Plum Grove Road, Schaumburg, Illinois 60173 and HANOVER DIRECT, INC., a Delaware corporation (“HDI”), with offices located at 1500 Harbor Boulevard, Weehawken, New Jersey 07086.

Recitals

UMG is a developer, marketer and administrator of consumer membership services.

HDI is engaged in the direct marketing business and operates a portfolio of catalogs (“HDI Catalogs”) and associated e-commerce websites (“HDI Websites”) through the wholly owned corporations and limited liability companies listed on attached Schedule A (“HDI Affiliates”). (A reference in this Agreement to HDI shall be deemed, where the context requires, to include the HDI Affiliates.) In addition to merchandise offered in HDI Catalogs and Websites, HDI also markets, among other things, membership programs.

A wholly owned HDI subsidiary provides call center and e-commerce services to third party direct marketers. Some of the direct marketers listed on attached Schedule B (“Third Party HDI Affiliates”) permit HDI, from time to time, to market membership programs to their customers on inbound order calls.

UMG and HDI wish to enter into this Agreement whereby HDI will market and sell membership programs supplied by UMG and described in Schedule C (“ Programs”) on select inbound order calls placed by HDI Catalog customers and the customers of Third Party HDI Affiliates (“Telephone Customers”) and on select HDI Websites.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, HDI and UMG agree as follows:

1. RETAIL/WHOLESALE ELECTIONS AND RESPONSIBILITIES

1.1 Election. HDI shall select whether to market Programs on a revenue sharing basis (a “Rev Share Election”) or on a wholesale basis (“Wholesale Election”) on no less than 60 days prior written notice to UMG. An election shall take effect on the first day of the fiscal week, which starts on Sunday, after a 30 day implementation period following the 60 day notice period. HDI has initially made a Wholesale Election and delegated to UMG the delegable functions specified in Sections 2.2, 2.4, 2.6, 2.7 and 2.8.

1.2 Assignment of Responsibilities. The chart below assigns responsibility for the various functions described in Section 2 below; certain functions are a party’s responsibility regardless of whether a Rev Share or a Wholesale Election is in effect while responsibility for other functions is dependent on which election is in effect. In addition, if HDI makes a Wholesale Election, HDI may request that UMG provide certain of the functions in which event UMG shall provide the delegated functions and HDI shall compensate UMG in the amounts set forth on Schedule F.

Section Reference	Description	Rev Share Election	Wholesale Election	Delegable by HDI
2.1	Marketing	HDI	HDI
2.2	Premiums - Administration	UMG	HDI	Yes
2.2.1	Premiums - Cost	UMG	HDI
2.3	Merchant Accounts	HDI	HDI
2.4	Credit Card Processing	UMG	HDI	Yes*
2.5	Membership Kits and Program Benefits	UMG	UMG
2.5.4	Customer Service- Program Benefits	UMG	UMG
2.6	Customer Service – Cancellations & Refunds	UMG	HDI	Yes*
2.7	Training	UMG	HDI	Yes
2.8	Renewal Materials	UMG	HDI	Yes
2.9	Direct Mail & Other Marketing Programs	Rev Share basis only; responsibility for program duties to be determined mutually by the parties on a program by program basis.

* Party handling Customer Service – Cancellations and Refunds shall also handle Credit Card Processing.

1.3 Exclusive Membership Program Provider. Except as otherwise provided for in Section 1.3.1, (i) HDI will use its best efforts to ensure that a Program offer is made to all telephone customers on inbound order calls and (ii) during the term of this Agreement the only membership programs HDI will offer during inbound order calls will be UMG supplied membership programs. For purposes of this Agreement, a membership program shall mean a program or service where discounts, information and/or benefits are delivered to a consumer or business in exchange for a recurring membership fee on a negative option or similar basis, including, but not limited to, programs or services similar to Programs, but shall not include loyalty and continuity programs such as HDI’s Buyer’s Clubs that are offered by HDI or any of the Third Party HDI Affiliates that promote the sale of the offeror’s merchandise, magazine programs, and offers of merchandise or services provided by a third party on a nonrecurring membership program basis

1.3.1 Exceptions to Exclusivity. Notwithstanding the foregoing, a telephone service representative may, in his or her reasonable discretion, determine to not offer a Program on inbound order call if (i) the Customer has recently purchased a membership program, (ii) the Customer has previously indicated an unwillingness to be solicited to purchase a membership program, (iii) because of exigent circumstances such as call center call volume, (iv) business rules such as frequency of and/or interval between inbound order calls from a single customer, (v) commencing six months prior to the expiration date of the Term, HDI may engage in limited test marketing of non-UMG provided membership programs and/or (vi) the Customer is part of a controlled group of customers established by HDI to test whether offers of membership programs are adversely affecting merchandise sales to HDI’s customers.

2. FUNCTIONS

2.1 Marketing. HDI shall market and offer the Programs on (i) inbound order calls by Telephone Customers, (ii) on select HDI Websites and (iii) such other marketing channels as the parties may mutually agree. HDI may amend Schedules A and B, from time to time, in its sole discretion and shall provide UMG notice thereof within five (5) calendar day of such amendment. In clarification of (ii) above, HDI shall offer Programs on HDI Websites that offer membership programs (e.g, www.scandiadown.com shall be excluded from such calculation) that in the aggregate have at least 50% of the web traffic for all such HDI Websites for so long as the net conversion rate (as determined under Section 5.4(iii)) for Program offers on such HDI Websites is at least 3%.

2.1.1 Reading of Scripts. HDI shall be responsible for developing scripts which HDI’s telephone service reps (which shall include third party call centers under contract with HDI) shall read on Inbound Order Calls (the “Scripts”). HDI shall use its reasonable commercial efforts to ensure that its reps follow the scripts. If a Rev Share Election is in effect, UMG shall have the right to review and approve proposed scripts, such approval not to be unreasonably withheld or delayed. HDI shall (i) comply with applicable federal, state and local laws, rules and regulations with respect to use of the scripts, (ii) use the intellectual property of Program benefit providers and UMG in the scripts in conformance with UMG provided guidelines, (iii) accurately represent Programs and their respective benefits, and (iv) have the option to re-name a Program solely for purposes of use in the Scripts. If HDI elects to rename a Program, HDI and UMG will mutually agree on any adjustments to the pricing for any renamed Program based on the incremental costs associated with preparing new membership kits and other direct incremental costs.

2.1.2 Design of Program Offer. HDI shall have the right to set the terms of the Program offer including price, annual versus monthly billing, premium and cancellation/refund policy and may test various permutations of the Program offer as it deems reasonable. UMG shall have the right to offer its advice on the Program offer. While a Rev Share Election is in effect, UMG shall offer a $50 gas card as a premium or such other premium as the parties shall mutually agree.

2.1.3 Website Marketing. UMG and HDI shall jointly create and develop banner ads and other hyperlinks for marketing Programs to Internet Customers. For those HDI Websites on which HDI elects to market Programs, HDI, shall host the banner ads and other UMG developed Internet marketing materials and provide hyperlinks to UMG hosted landing pages. HDI may request that UMG host the banner ads in which event UMG shall report the number of impressions to HDI. UMG shall host the landing pages for click throughs from the HDI Websites and shall provide reporting to HDI of click throughs and conversions. HDI shall have the option to host the landing pages in which HDI shall provide reporting to UMG.

2.1.4 Transmission of Enrollment Files. HDI will transmit daily to UMG enrollment files of Customers who have elected to purchase a Program (“Program Purchasers”). The enrollment files shall include the Program Purchasers’ name, mailing address, Program purchased, purchase date, and if UMG is handling credit card processing under Section 2.4, the Program Purchasers credit card information (“Customer Information”). UMG will assign a unique identification number to each Program Purchaser.

2.1.5 Taping. HDI, at its sole cost and expense and in compliance with applicable laws, shall digitally record and retain the confirmation of the original sales transaction and the entirety of each Program presentation (including the acceptance and order confirmation)

on inbound order calls where Telephone Customers have ordered Programs. HDI maintains and administers a Terms & Conditions Compliance Plan & Corrective Action Policy for Telephone Service Center Representatives which is summarized in attached Schedule H. UMG may request a reasonable number of recordings to ensure HDI’s compliance with this Agreement’s terms or conduct quality assurance in connection with a regulatory/ BBB contact or otherwise. The recordings will be digitally transmitted by HDI to UMG via WAV file format. UMG acknowledges that such recordings will contain Customer Information and agrees to handle them in compliance with Section 3.1. Upon request by UMG, HDI shall transmit any particular customer’s recording within 2 business days of UMG’s request and within 4 business days for request for more than 10 calls. HDI will retain the recordings for no less than 2 years or such longer period of time as may be required by applicable laws.

2.2 Premiums. The designated party shall be responsible for the administration of any premiums offered in connection with marketing Programs. If UMG is the designated party, it shall provide reporting to HDI with respect to the utilization and redemption rates of the premiums.

2.2.1 The party designated in the chart in Section 1.2 shall be responsible for the cost of the premiums.

2.3 Merchant Accounts. All proceeds from Program orders will be processed through HDI’s merchant accounts.

2.3.1 Non-Private Label Cards. HDI shall, at its sole cost and expense, set up and maintain merchant processing accounts with one or more merchant processors. HDI shall coordinate with the merchant processors (including, without limitation, by providing operational support) in order to effect the processing of initial and renewal billing and cancellations of Program Purchasers for all major credit cards.

2.3.2 Private Label Cards. UMG acknowledges that HDI has a private label credit card agreement with WFNNB under which WFNNB issues private label and co-branded credit cards to HDI customers. UMG acknowledges that WFNNB issued credit cards will be accepted as payment for the Programs.

2.4. Credit Card Processing. The party handling Customer Service – Cancellations and Refunds under Section 2.6 shall also handle credit card processing. The designated party shall process payment for Program Purchasers who have not cancelled during the 30 day free trial period using HDI’s merchant account. The trial period shall commence on the day the order is processed and the initial billing shall taking place approximately 45 days after the date the order is placed. The designated party will also process chargeback retrieval requests and cancellations and refunds to customer’s credit cards and will process payments of renewals. The designated party will transmit a daily file to the other party of all active Program Purchasers which shall be updated to reflect cancellations and refunds and renewals. During the Term, UMG shall utilize on HDI’s behalf the Teleformix software suite to manage the database of Program Purchasers. HDI will have remote access to the software suite and the Program Purchaser database; however all networking costs required to access the platform are the responsibility of HDI.

2.5 Membership Kits and Program Benefits. UMG shall be responsible for creating, developing and printing and mailing membership kits, designing, administering and providing, directly and/or through third parties, the Program benefits, creating, maintaining and hosting the landing pages for marketing Programs on the Internet and creating, maintaining and hosting websites used to provide and administer Program benefits. The Program Benefits of the three Programs to be initially offered by HDI are set forth on attached Schedule C (“Program Benefits”); the parties may mutually agree to modify Schedule C to include additional membership programs and in that event the parties will modify Schedule C to include a description of the Program Benefits of any new membership program to be offered under this Agreement. UMG shall (a) comply with applicable federal, state and local laws, rules and regulations as may be in effect from time to time with respect to its membership kits, Programs and websites, (b) use the intellectual property of Program benefit providers in the membership kits and websites in conformance with such party’s guidelines, (c) use the intellectual property of the HDI Catalogs and/or Third Party HDI Affiliates in the membership kits and on the websites in conformance with HDI supplied guidelines, and (d) accurately represent Programs and their respective benefits.

2.5.1 Initial Review Process. HDI shall have the right to review and comment upon the membership kits, the Program benefits, landing pages and websites. UMG shall provide HDI copies of all proposed membership kits no less than 15 business days prior to UMG’s proposed first use of the membership kit or with such other lead-time as the parties may mutually agree on a case-by-case basis. Each of the parties agrees to work together, in good faith, to address in a mutually agreeable manner, any comments made by the other party during the review periods described in this Section 2.5.1. UMG may use only membership kits that have not been objected to by HDI with respect to the use of HDI Catalogs and Third Party HDI Affiliates provided intellectual property within such 15-day time period, or any other agreed-upon time period.

2.5.2 Program Administration Services. UMG shall provide the program administration services described on attached Schedule G in administering the Programs (including premium administration which if a Wholesale Election is in effect, shall be at the fees set forth in Schedule F). Schedule G sets forth the service standards for the program administration services to be provided by UMG during the Term. UMG shall provide HDI with reporting as to its compliance with such service standards in such form, format and frequency as the parties shall mutually agree.

2.5.3 Modification of Program Benefits. The parties acknowledge that UMG may utilize one or more third party service providers for fulfillment of the Program Benefits provided in connection with any given Program. From time to time, UMG may determine that it is desirable, prudent or necessary to change or utilize one or more additional or alternate service providers with respect to all or part of any given Program’s Program Benefits and/or modify the Program Benefits and may make any changes with respect to any such service provider and/or Program Benefits as it deems appropriate provided such changes in providers and/or benefits does not materially adversely affect the quality, perceived value or level of the Program Benefits of a Program. UMG will use its best efforts to notify HDI no later than 90 days in advance of the effective date of such changes. If UMG makes a change in third party Program Benefit provider utilized by UMG and/or changes in the Program Benefits which HDI does not approve in its reasonable judgment, (i) the parties shall negotiate in good faith as to a suitable replacement Program Benefit and/or Program Benefit provider and/or a change in the monthly fees payable to UMG and (ii) if a Wholesale Election is in effect, HDI shall have the right to withhold 15% of the monthly fees payable to UMG until the parties reach a mutually agreeable solution.

2.5.4 Revision Process – Collateral Materials. Either party may propose reasonable revisions to any membership kits, banner buttons, landing pages, websites, renewal materials and Program related collateral communications (collectively, “Collateral Materials”)

which may not be modified absent compliance with the following provisions. Such proposed revisions shall be subject to the written approval of the other party. The party to whom the proposed revisions have been submitted shall use its reasonable commercial efforts to review all proposed revisions to the Collateral Materials within 5 business days after receipt thereof from the other party, or such other period of time as the parties may mutually agree. UMG shall utilize such revised Collateral Materials within such period of time as the parties may mutually agree. UMG agrees to use its reasonable commercial efforts to expeditiously incorporate HDI reasonable suggestions and comments to its Collateral Materials, if appropriate and sound for UMG’s business. The parties shall cooperate with regard to such proposed revisions. The parties may agree to the testing of the proposed revision before deciding whether it should be permanently adopted.

2.5.5 Customer Service – Program Benefits. As part of UMG’s obligation to provide Program administration services, UMG shall handle customer service calls regarding Program benefits. UMG shall tape such calls in accordance with the principles of Section 2.1.5 and HDI shall have the right to request copies of a reasonable number of such calls. UMG shall answer 80% of such calls within 30 seconds, determined on a monthly basis, and shall provide monthly reporting with regard to its compliance with the 80/30 standard. If UMG receives calls regarding cancellations and/or refunds and it is not the designated party pursuant to Section 2.6, it shall forward such calls to HDI unless the customer is unwilling to be transferred and/or is irate in which case UMG may handle the call. UMG shall report any such cancellations/refunds to HDI.

2.5.5.1 Outsourcing. UMG currently handles customer service calls internally and may not outsource this function without giving HDI prior written notice of such proposed outsourcing, which notice shall identify the proposed service provider and the call volume which may be outsourced. HDI shall have the right to approve the proposed outsourcing, which approval shall not be unreasonably withheld or denied.

2.6 Customer Service – Refunds and Cancellations. The designated party’s call centers (which shall include third party call centers under contract with HDI) shall receive calls from Program Purchasers wishing to cancel their purchases or seeking refunds and shall use their reasonable commercial efforts to “save” the Program Purchaser, in accordance with all applicable laws, rules and regulations. The designated party shall be responsible for processing all such cancellations and credits where they may apply, and shall report cancellations to the other party. The designated party’s toll free customer service number shall appear on the billing descriptor on Program Purchasers’ billing statements. The designated party shall tape such calls in accordance with the principles of Section 2.1.5 and the other party shall have the right to request copies of a reasonable number of such calls. The designated party shall answer 80% of such calls within 30 seconds, determined on a monthly basis, and if the designated party is UMG, shall provide monthly reporting with regard to its compliance with the 80/30 standard. If the designated party is HDI and HDI receives calls regarding Program benefits, it shall forward such calls to UMG provided HDI customer service representatives may elect to provide first level customer service on Program benefit calls. If UMG is the designated party, the provisions of Section 2.5.5.1 shall apply to any proposed outsourcing of such function.

2.7 Training. The designated party shall provide, at its sole cost and expense, training for HDI telephone service representatives and customer service representatives. If a Rev Share Election is in place, training shall occur no less than four times per calendar year; if a Wholesale Election is in place and HDI has delegated training to UMG, HDI, in consultation with UMG, shall determine the frequency and scheduling of training sessions and shall reimburse UMG for its out of pocket costs in providing such training activities (collateral materials and T&E for its trainers) and pay UMG $500 per day per UMG trainer. The designated party shall be responsible for developing training materials for use at such sessions; the other party shall have the right to comment upon and make suggestions with respect to the training materials and the designated party will attempt to incorporate such comments and suggestions where appropriate. The training shall be conducted at each of HDI’s telephone call centers (which includes any HDI outsourced call center) at mutually agreed upon times. The designated party shall develop training programs for new reps, refresher courses for experienced Reps and training programs when new Programs and/or marketing materials are introduced. If HDI develops the training materials, UMG shall review them to ensure that the description of the Program benefits and Program terms and conditions are accurate.

2.8 Renewal Materials. The designated party shall prepare and mail to Program Purchasers who have purchased Programs with annual billing and who have not cancelled by the end of the 11th month after his/her credit card was previously charged the annual fee, a renewal notice. HDI shall have the right to comment on and approve renewal notices and if a Wholesale Election is in effect, whether the renewal notice is a postcard or a full membership kit. The renewal notice shall be sent to the most recent address for such Program Purchaser; the designated party shall comply with applicable federal, state and local laws, rules and regulations with respect to the content of, mailing and processing of renewal notices. The parties shall provide each other with any updated address information that it may have. The party designated under Sections 2.4 and 2.6 shall bill the credit cards of Program Purchasers who have not cancelled after receipt of the renewal notice in accordance with the terms of the renewal notice, at the then-current annual renewal membership fee for the applicable Program. The parties shall mutually agree on any changes to the annual renewal fee applicable to Programs initially purchased while a Rev Share Election is in effect.

2.9 Direct Mail and Other Marketing Programs. The parties may mutually agree to market and promote Programs using direct mail, insert media, endorsed outbound telemarketing or other means of customer contact. In that event, the parties shall mutually agree on the design and terms of the customer contact and the plan of distributing/communicating the offer and the economic arrangement (cost of designing and producing the contact piece, premiums and premium administration and sharing ratio for net revenues generated by the program) of each marketing program. The parties agree that the any such economic arrangement shall be on a revenue sharing basis and not on a wholesale basis.

3. OTHER COVENANTS AND PROVISONS

3.1 Treatment of Mandatory Customer Information.

3.1.1 Security Controls. Each party shall establish commercially reasonable controls to ensure the confidentiality, integrity, and availability of Cardholder Personal Information (as defined in Section 3.1.2 below) and to ensure that such information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules and regulations, including but not limited to Payment Card Industry Data Security Standard (PCI-DSS) or other Card Association rules and regulations, both during the Term of this Agreement or following the expiration or termination of this Agreement. “Card Association” shall mean a nationwide payment clearing network such as MasterCard International, Inc. Visa U.S.A. Inc., Discover Bank, American Express Company or World Financial Network National Bank (“WFNNB”). Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to reasonably help (i)

ensure the confidentiality, integrity, and availability of Cardholder Personal Information and other confidential information, (ii) protect against any threats or hazards to the confidentiality, integrity, or availability of Cardholder Personal Information and other confidential information, and (iii) protect against any unauthorized access to or use of Cardholder Personal Information and other confidential information. UMG understands and agrees that as a result of the possession of Customer Information from HDI that UMG and HDI may be subject to regulations as outlined above.

3.1.2 Procedure for Security Breach. A party shall notify the other party if it believes, or has reason to believe, that either a confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to customers’ Cardholder Personal Information and in that case (i) the other party shall determine, in its reasonable discretion, whether such breach requires notification to cardholders of such security breach by one or both of the parties under applicable law (such breach is referred to as an “Event”), and/or (ii) such breach affects more than 10% of the Program Purchasers in which case it shall be deemed to be an Event (the party causing the Event is referred to in this Section 3.1.2 as the “Triggering Party”). In such event, the other party shall estimate the Event’s affect on the other party and shall specify the corrective action to be taken which shall be at the sole cost and expense of the Triggering Party. For purposes of this section, “Cardholder Personal Information” means a cardholder’s first name or first initial and last name in combination with any one or more of the following data elements, when either the name or the data elements are not encrypted: (i) social security number; (ii) driver’s license number or other government identification number; (iii) account number, credit or debit card number, in combination with any required security code, access code, or password that would permit access to an individual’s financial account; (iv) address; or (v) date of birth; provided, however, that it shall not be deemed a confidentiality or security breach if the name is encrypted but data element (v) is unencrypted. UMG acknowledges and agrees that the Cardholder Personal Information it receives from HDI shall be owned by HDI.

3.2 Insurance. Each party shall have and continue to keep in force for the life of this Agreement full general liability insurance which insurance will cover errors and omissions, as to UMG, with respect to the membership kits and program benefits relating to the claims for the Programs or their goods and services or rendered to Program Purchasers, and with respect to HDI, the marketing of the Programs, in amounts not less than $1 million per occurrence and $2 million in the aggregate. Such insurance shall list the other party as an additional insured, and will provide that the coverage will not be modified or terminated without at least thirty (30) days prior written notice to such other party. Upon request, each party shall provide the other with a certificate evidencing such insurance coverage.

3.3 Program Member Contact. UMG may contact Program Purchasers to provide them with membership kits, other Program information, customer service communication related to the Programs and other communications reasonably appropriate to carry out this Agreement’s purposes. Other than the foregoing, UMG shall not contact HDI’s customers without HDI’s approval which may be withheld in HDI’s sole discretion, unless UMG obtained those names on its own or from third parties in which event UMG’s use of such names shall not imply any endorsement by HDI.

3.4 Third Party Customers. During the Term of this Agreement, UMG agrees not to contact or solicit any Third Party HDI Affiliate as set forth in Schedule B to this Agreement for the purpose of selling membership programs on inbound order calls by the Third Party HDI Affiliate Customer or through the Third Party HDI Affiliate Website, or enter into a contract or arrangement with a Third Party HDI Affiliate to conduct such marketing. Schedule B contains a list of the Third Party HDI Affiliates which HDI may update during the Term upon the prior written approval of UMG.

4. COMPENSATION

4.1 Commission Structure. If HDI makes a Rev Share Election, the parties’ share of revenues from sales and renewals of Programs shall be determined in the amounts and payable in accordance with Schedule D. If HDI makes a Wholesale Election, HDI shall pay UMG the amounts and at the times specified in accordance with Schedule E. If HDI elects to delegate one or more functions to UMG, HDI shall pay UMG the amounts specified in Schedule F.

4.2 Fiscal Basis. All payment amounts and payment dates shall be determined and made based on fiscal weeks and months. For purposes of this Agreement, a fiscal week shall commence on Sunday.

4.3 Payment Accounts. For amounts payable by UMG to HDI, UMG shall pay such amounts via wire transfer to the following HDI bank account:

Wachovia Bank, National Association

Charlotte, North Carolina
Wire Transfer ABA No.: 053 000 219

For credit to: Hanover Direct, Inc.

Account No.: 2000028322865

For amounts payable by HDI to UMG, HDI shall pay such amounts via wire transfer to the following UMG bank account:

J P Morgan Chase Bank, N.A.[BANK]

Wire Transfer ABA No.: 021000021

For credit to: United Marketing LLC

Account No.: 686936261

ACH ABA #071000013

4.3.1 Either party may change bank accounts by giving written notice to the other.

5. TERM

5.1 Initial and Renewal Terms. This Agreement shall be executed on the date first above written; HDI will begin offering Programs on or about October 18, 2006 and the Agreement will have an initial term of two years from the date that HDI first offers Programs (“Initial Term”). The term shall be extended for additional one year periods (each a “Renewal Period”) unless either party sends notice of nonrenewal to the other party no less than 90 days prior to the end of the Initial Term or the then current Renewal Period, as the case may be. (The Initial Term and any Renewal Period is referred to as the “Term.”) If a party sends notice of nonrenewal, the Agreement shall terminate at the end of the Initial Term or the then current Renewal Period, as the case maybe.

5.2 Early Termination Rights. Either party may terminate this Agreement if:

5.2.1 a voluntary or involuntary petition in bankruptcy is filed by or against the other party, which is not dismissed, or the other party makes a general assignment of its assets to its creditors or a similar event occurs;

5.2.2 the other party materially breaches its obligations hereunder. In the event of a breach, the non-breaching party may provide written notice to the other party of the alleged breach. The other party shall have 30 days from receipt of such notice (10 days for payment breaches) to cure the breach; if the breach is not cured within the 30 day cure period, the non-breaching party shall have the right to terminate the Agreement; or

5.2.3 in the event of the settlement of any investigation, proceeding, suit, or other action by a Federal, State, or local regulatory or enforcement agency or authority which will have a “material adverse effect” (as defined below) on the other party’s business and (i) continuing to do business with such other party would injure the reputation of the non-settling party in any material respect, as reasonably determined, or (ii) such event causes a material change to the method, content or delivery of the offer which would materially adversely effect response or cancel rates. For purposes hereof, “material adverse effect” means that the settling party would be required to report such settlement under the first sentence of Instruction 2 to Item 103 of Regulation S-K under the Code of Federal Regulations, Title 17, Part 229, whether or not the party is subject to Regulation S-K.

5.2.4 in the event a governmental body with legislative, rule making, prosecutorial, or judicial authority enacts a new rule of law or regulation or issues an order or the like, which will prevent either party from substantially performing its obligations hereunder (which may, among other things, be based upon a party being advised of such by written opinion of outside counsel), the parties shall then negotiate in good faith toward a restructuring of this Agreement in manner that will, insofar as legally permissible, provide each party with the benefits herein contemplated. Should the parties be unable to come to an agreement in regard to an appropriate financial or other restructuring of this Agreement, then either party may terminate this Agreement upon at least ten (10) days written notice of termination.

5.3 Chargebacks. If HDI receives notice from a Card Association or its merchant processor that chargebacks in connection with the sale of Programs to HDI customers pursuant to this Agreement during at least a 30 day period are in excess of those levels permitted under such parties’ rules and regulations and the chargebacks during that same period with respect to sales from HDI customers have also exceeded that same threshold, HDI reserves the right at any time thereafter, but with at least 7 business days prior written notice to UMG, to take any action it deems necessary to respond to the problem which may include, at HDI’s sole discretion, suspending or terminating marketing of the Programs or terminating this Agreement. HDI agrees it will, before sending a termination notice, confer with UMG and determine whether any alternative course of action that may be proposed by UMG may be acceptable, which may include UMG processing orders for Programs using its merchant account. HDI shall have the right to determine whether the proposed alternative course of action is acceptable in its reasonable discretion. If no proposed alternative course of action is deemed by HDI to be reasonably acceptable, HDI may effect termination under this Section by providing UMG with at least 7 business days prior written notice.

5.4 Early Termination if Programs Fail to Perform. HDI shall have the right to terminate this Agreement upon no less than 60 days prior written notice to UMG if HDI determines, in its reasonable discretion, that (i) the conversion rate on inbound order calls is less than 14% , (ii) the retention rate for annual Program Purchasers is less than 42% and/or (iii) the net conversion rate (number of web Program orders divided by the number of impressions) on the Internet is less than 3.0%. Each of the three rates set forth in the preceding sentence shall be determined on a trailing three month average basis.

5.5 Effect of Termination. Expiration or termination of this Agreement shall not terminate either party’s right to bill and receive fees and/or commissions in accordance with the terms of this Agreement for all Program memberships in force prior to termination, and any subsequent renewals thereof, in perpetuity.

5.5.1 Obligation to Continue Performance Pending Effective Date of Termination. From the date any notice of termination is given by any party until the effective date of the termination of this Agreement, the parties shall be obligated to continue to perform pursuant to the terms of this Agreement.

6. REPORTS; AUDIT RIGHTS AND COOPERATION

6.1 Reports and Information. HDI and UMG shall provide each other with reports in such form and containing such information as reasonably required and as mutually agreed upon by UMG and HDI. The parties shall mutually develop responsibility for and a reporting methodology for reporting active Program Purchasers. HDI shall provide reports to UMG that shall include conversion rate reporting, enrollments, memberships billed, pre-bill cancels, cancellations received (if processed by HDI), customer order authorizations, memberships paid, memberships in process, renewals and monthly compilations thereof. UMG shall provide reports to HDI that shall include, Fulfillment Materials mailed, cancellations received (if processed by UMG), and with respect to marketing the Programs on Participating Websites, impressions (if UMG hosts the banner ads), click throughs and Internet orders and a report detailing any amount owed to HDI.

6.2 Audit Rights. Each party shall keep and maintain, at its principal place of business, complete and accurate books and records relating to this Agreement. During the Term and for so long as there are any Program Purchasers whose Programs were acquired hereunder and which Programs have been renewed, each party (or its representatives) at its expense shall have the right upon no less than 30 days prior written notice, to audit the other party’s books and records to verify and confirm the accuracy of the reports delivered and the amount of fees paid or payable under this Agreement. The party performing the audit shall have the right to make copies of relevant excerpts of any such books and records which shall be Confidential Information, as defined in and for purposes of Section 10. Audits shall be conducted at the other party’s offices, during regular business hours. If any audit discloses an underpayment or overpayment of 7.5% or more of the correct amount owed, the other party agrees, in addition to re-computing and making immediate payment of the amount owed based on the true items, to pay the auditing party’s actual out of pocket third party expenses for the audit.

6.3 Collection Costs and Attorneys’ Fees. In any action or suit under this Agreement, the prevailing party shall be entitled to recover its costs, including, without limitation, reasonable attorneys’ fees.

6.4 Cooperation. The parties agree to cooperate with one another to further the objectives of this Agreement and to promote the products and services of each of the parties.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each party warrants, represents and covenants to the other that:

7.1 it is duly qualified, authorized or licensed and in good standing in all jurisdictions necessary to carry out its obligations under this Agreement;

7.2 the execution, delivery and performance of its obligations under this Agreement will not result in a violation of or conflict with any law, regulation, or contract to which it is a party;

7.3 all of the services to be performed by it hereunder will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel;

7.4 all obligations owed to third parties with respect to the activities contemplated to be undertaken by it pursuant to this Agreement are or will be fully satisfied by such party, so that the other party will not have any obligations with respect thereto;

7.5 it will comply with all applicable federal, state and local laws in the performance of its obligations hereunder;

7.6 the materials used by each party in fulfilling its obligations under this Agreement shall not infringe upon any third party intellectual property right;

7.7 it shall comply with all applicable written self-regulatory guidelines or industry standards which maybe in effect from time to time; and

7.8 at all times during the Term of this Agreement, UMG shall have in effect no less than three Programs.

8. INTELLECTUAL PROPERTY

8.1 Limited License. Each party grants the other a limited license to use the other party’s trademarks, service marks, trade names or logos owned or otherwise used by the other party solely as expressly provided herein. UMG and HDI trademarks, service marks and/or logos will be co-branded on Program Fulfillment Materials to be used in connection with this Agreement and shall be located on such materials, in each case as mutually agreed upon by the parties. Nothing herein shall give UMG, HDI or any other individual or entity any rights, title or interest to or in any such trademarks, service marks, trade names or logos owned or otherwise used by the other party, other than the limited license to display such trademarks, service marks, trade names or logos in connection with the marketing and fulfillment of the services with respect to Programs.

8.2 Prior Approval Rights. Each party will have prior approval over any permitted use of its property licensed hereunder and other intellectual property in connection with marketing, promotion and advertising activities online and offline under this Agreement, which approval will not be unreasonably withheld or delayed. Neither party may amend, modify, or alter the promotion copy as it appears in the version delivered for pre-approval after having been approved by the other party except with the explicit written approval of such other party.

8.3 Ownership of Materials. All Fulfillment Materials are the intellectual property of UMG, except for any such materials that are created and/or developed solely by HDI, and shall not be used or disclosed in any manner not authorized by UMG. All scripts and other marketing materials developed by HDI are the intellectual property of HDI except for any such materials that are created and/or developed solely by UMG (which are the intellectual property of UMG), and shall not be used or disclosed in any manner not authorized by HDI. Any such materials that are created and/or developed solely by a party are the intellectual property of the creator and shall not be used or disclosed in any manner by the other party unless authorized by the creator thereof. The parties shall jointly own the intellectual property rights in any jointly developed materials.

9. INDEMNIFICATION

9.1 HDI Indemnification. HDI, jointly and severally, shall defend, indemnify and hold UMG and its officers, directors, employees and agents (“Indemnitees”) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses and excluding consequential damages) to which the Indemnitees may be subjected by reason of any third party claim or action against the Indemnitees (i) resulting from any breach or alleged breach by HDI or any HDI Affiliate, as the case may be, of any of its representations, warranties or covenants contained herein, (ii) resulting from the performance or failure to perform by HDI or any HDI Affiliate under the terms of this Agreement (iii) arising in connection with its own product sales or manner in which the Programs were sold by HDI, if so obligated, or material contained in issues of its catalog delivered to Customers or Program Purchasers pursuant to the terms hereof, which material is unrelated to the Programs; or (iv) arising in connection with material prepared solely by HDI or any HDI Affiliate contained in Fulfillment Materials sent to Customers or Program Purchasers under this Agreement.

9.2 UMG Indemnification. UMG shall defend, indemnify and hold HDI and its officers, directors, employees and agents (“Indemnitees”) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys fees and expenses and excluding consequential damages) to which the indemnities may be subjected by reason of any third party claim or action against the Indemnitees (i) resulting from any breach or alleged breach by UMG of any of its representations, warranties or covenants contained herein, (ii) resulting from UMG’s performance or failure to perform under the terms of this Agreement, (iii) arising in connection with material contained in Fulfillment Materials prepared or distributed by UMG to Customers or Program Purchasers, excluding any content which may be prepared solely by HDI or any HDI Affiliate, or (iv) arising in connection with the provision of, or failure to provide, the services of the UMG Programs.

9.3 Terms Applicable to Indemnification Obligation. The indemnified party shall provide the indemnifying party with (i) prompt written notice of such claim or action; (ii) sole control and authority over the defense or settlement of such claim or action (except the indemnifying party shall not enter into any settlement that adversely affects the indemnified party’s rights or interests without the indemnified party’s prior approval); and (iii) proper and full information and reasonable assistance in connection with the defense or settlement of any such claim or action. The indemnified party shall have the right to participate in the defense at its own expense with a counsel of its choosing.

9.4 Survival of Indemnification Obligations. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement and shall be binding upon any permitted transferee, assignee or successor of either party.

10. CONFIDENTIAL INFORMATION

10.1 Confidential Information. “Confidential Information” means (a) information concerning Programs and this Agreement, including but not limited to information concerning purchase price, procedures, methods, technological developments, financial results, solicitation methods, Program Purchasers, enrollees and Customers, (b) Customer Information, (c) business or technical information of either party, including but not limited to information relating to either party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (d) any information designated by either party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (e) the specific terms and conditions of this Agreement. “Confidential Information” does not, however, include information that: (i) is in or enters the public domain without breach of this Agreement; (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (iii) the receiving party knew prior to receiving such information from the disclosing party; or (iv) the receiving party develops independently without use of the disclosing party’s Confidential Information.

10.2 Duty to Maintain Confidential Information. Each party agrees: (a) that it will not disclose to any third party or use the Confidential Information disclosed to it by the other party for any purpose other than as expressly contemplated by this Agreement; and (b) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Either party may disclose information if required by law or court order, provided that the party from which the disclosure is required gives the other party prior written notice and makes commercially reasonable good faith efforts to obtain confidential treatment for such Confidential Information.

11. FORCE MAJEURE

11.1 Force Majeure. Neither party shall be held liable for failure to perform any of its obligations hereunder if such failure is (i) due to an Act of God, fire, explosion, accident, flood, landslide, lightning, earthquake, storm, civil disturbance, power failure, strike or other labor disturbance affecting a party, act of war (whether war be declared or not), national defense requirement, failure of a non-party telecommunications carrier, failure or disruption of machinery, apparatus or systems; acts, injunction, or restraint of government (whether or not now threatened) and (ii) beyond the reasonable control of such party.

11.2 Impact on Affected Party’s Obligations. Upon such an occurrence, the party whose performance is affected shall immediately give written notice of the occurrence to the other party, and shall thereafter exert all reasonable efforts to overcome the occurrence and resume performance of this Agreement. If, despite such efforts, the affected party cannot overcome the occurrence and resume performance within 90 days following notification given hereunder, then the parties shall mutually agree on an equitable resolution. If the parties are unable to reach mutual agreement, the matter shall be submitted for arbitration as provided hereunder.

12. MISCELLANEOUS PROVISIONS

12.1 Counterparts. This Agreement may be executed in one or more counterpart copies. Each counterpart copy shall constitute an Agreement and all of the counterpart copies shall constitute one fully executed agreement. This Agreement may be executed on facsimile counterparts.

12.2 Assignment. Neither party may assign its rights or obligations hereunder, in whole or in part, without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, no such consent will be required (i) in connection with a merger, reorganization, acquisition, consolidation, or sale of all, or substantially all, of such party’s assets; or (ii) in connection with an assignment to any majority-owned subsidiary or affiliate of the parent of either party. Any attempt to assign such rights and obligations other than as permitted herein will be null and void. These terms and conditions will inure to the benefit of and bind the parties’ respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire agreement between the parties, supersede all prior agreements and are solely for the parties’ benefit.

12.4 Governing Law. New Jersey law, without regard to the conflict of laws principles thereof, shall govern this agreement.

12.5 Amendments. This Agreement may be modified or amended only by a written agreement executed and delivered by both of the parties.

12.6 Notices. All notices or other formal communications under this Agreement must be in writing. They may be sent by personal delivery, facsimile, prepaid recognized overnight air express delivery or prepaid certified mail, return receipt requested or via email with copy sent by overnight mail. All notices shall be addressed as follows:

To UMG:	United Marketing Group

929 North Plum Grove Road

Schaumburg, Illinois 60173
Attn: Alan Portelli
Facsimile No. 847-240-2026
Email: aportelli@unitedmarket.com

To HDI:	Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, New Jersey 07086

Attn: General Counsel

Facsimile No. 201-272-3498

Email: dbarsky@hanoverdirect.com

If a party changes its address, facsimile number, email address or notice party, it shall send notice to the other party. Notices shall be deemed given when received by the other party. Notices sent via facsimile shall be deemed received when confirmed by receipt of the machine generated “answerback”; notices sent by email shall be deemed received when confirmed by electronic proof of “delivery” and “read.” Notices via facsimile and email shall be followed up with a copy sent overnight or via first class mail.

12.7 Costs and Expenses. Unless otherwise specifically provided in this Agreement or separately agreed to by the parties in writing, each party shall be solely responsible for bearing its own costs and expenses incurred in performing its responsibilities under this Agreement, including all tariffs, taxes, filings, licensing and/or other fees.

12.8 Headings. Paragraph headings are for convenience only.

12.9 Relationship of Parties. HDI has engaged UMG hereunder as an independent contractor and the execution and performance of this Agreement shall not be construed to create a relationship between the parties as partners, joint-venturers, or as principal and agent. Neither party shall have any authority to bind the other in any fashion.

12.10 Severability. If any provision or portion of this Agreement shall be deemed invalid, canceled, or unenforceable, the remaining rights and obligations of the parties under this Agreement shall remain in full force and effect and shall be construed and enforced accordingly.

12.11 Equitable Remedies. The parties agree that any breach of the other party’s obligations regarding intellectual property and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party’s obligations regarding intellectual property or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

12.12 Mediation. In the event disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning intellectual property or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation within 5 business days after the commencement of such good faith negotiation, the parties will refer the dispute(s) to non-binding mediation. The party that did not originate the mediation shall have the right to determine the venue for such mediation. The parties will use a recognized mediation service staffed by retired judges and will share equally the cost of the mediator, whose selection shall be mutually agreed to by the parties. The parties hereby agree to waive their right to a jury trial in regard to any court action. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

12.13 Non-Solicitation. During and after the Term, HDI will not specifically identify and as a result knowingly solicit any Program Purchaser who purchased a Program while a Rev Share Election was in effect or allow any third party to solicit any such Program Purchaser for any non-UMG fee-based membership program that may result in the Program Purchaser terminating his UMG Program.

12.14 Survival. Any provision of this Agreement that contemplates performance or observance subsequent to expiration or earlier termination of this Agreement, such as those addressing servicing and billing of Program Purchasers and use and protection of Intellectual Property and Confidential Information, shall survive the expiration or earlier termination of this Agreement and continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

HANOVER DIRECT, INC (individually and on behalf of HDI Affiliates)	UNITED MARKETING GROUP, LLC

By: /s/ Wayne Garten	By: /s/ Alan Portelli
Name: Wayne Garten	Name: Alan Portelli
Title: President and CEO	Title: President and CEO